Exhibit 99.1

FOR IMMEDIATE RELEASE		May 3, 2013
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Rebecca Hickman, (602) 250-5668
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2013 FIRST-QUARTER RESULTS

•                  Customer growth and colder weather drive higher retail electricity sales

•                  2012 regulatory settlement contributes to improved financial results

•                  Company continues operational excellence and cost management execution

•                  Company affirms full-year 2013 earnings guidance

PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated on-going earnings of $24.4 million, or $0.22 per diluted share of common stock, for the quarter ended March 31, 2013. This result compares with a consolidated on-going loss of $7.5 million, or $0.07 per share, in the same 2012 period.

The Company’s net income attributable to common shareholders for the 2013 first quarter was $24.4 million, or $0.22 per diluted share, compared with a net loss of $8.3 million, or $0.08 per diluted share, for the same quarter a year ago. On-going earnings exclude results of discontinued operations. A reconciliation of reported earnings to on-going earnings is provided at the end of this release.

“It was a strong first quarter, building on our momentum from 2012,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “Economic improvement in our market area, combined with superior operational performance by our employees, continued execution of our cost management program, and colder-than-normal weather allowed us to produce solid financial and operating results.

“As growth in our state begins to increase, we must maintain top-tier customer service and reliability, while providing solid financial returns for shareholders.”

The 2013 first-quarter on-going results were positively impacted by the following factors:

•                  The Company’s 2012 regulatory settlement, which included a retail non-fuel base rate increase, improved earnings by $0.13 per share. The settlement became effective July 1, 2012.

•                  Higher retail electricity sales — excluding the effects of weather variations, but including the effects of customer conservation, energy efficiency programs and distributed renewable generation — improved earnings by $0.06 per share. The 0.6 percent sales increase compared to the same quarter a year ago was related to customer growth of 1.4 percent and changes in customer usage patterns and related pricing.

•                  Colder-than-normal weather improved the Company’s earnings by $0.06 per share compared to the 2012 first quarter, during which warmer weather adversely affected earnings by $0.01 per share compared with historically normal conditions. In the 2013 first quarter, there were 613 residential heating degree-days (a measure of the effects of weather) — 24 percent more than normal and 47 percent more than the year-ago first quarter.

•                  Higher transmission revenues improved earnings by $0.06 per share, primarily because of retail transmission rate changes implemented in 2012.

•                  Lower infrastructure-related costs increased results by $0.06 per share, due to decreased interest expense resulting from lower debt balances and interest rates; and lower property taxes. These lower costs were partially offset by higher depreciation and amortization expenses.

The positive factors were partially offset by higher operations and maintenance expenses, which impacted earnings by $0.07 per share compared with the prior-year quarter. The expense increase primarily related to higher performance-based labor and employee benefit costs, including amortization of certain retirement benefits in 2013 compared with the regulatory deferral of such costs in 2012. The O&M variance excludes costs associated with renewable energy, energy efficiency and similar regulatory programs, which are largely offset by comparable amounts of operating revenues.

Arizona Public Service (APS), the Company’s principal subsidiary, reported 2013 first-quarter net income attributable to common shareholder of $26.0 million, compared with a net loss of $4.1 million for the comparable 2012 quarter.

Financial Outlook

Pinnacle West expects its 2013 consolidated on-going earnings will be near the top of the range of $3.45 to $3.60 per diluted share.  Key factors and assumptions underlying the outlook remain unchanged, except for actual weather through March and normal weather patterns for the remainder of the year.

Longer term, the Company’s goal is to achieve a consolidated earned return on average common equity of at least 9.5 percent annually in 2013 through 2015. Key factors and assumptions underlying the outlook can be found in the earnings presentation slides for the first-quarter 2013 on the Company’s website at pinnaclewest.com/investors.

Conference Call and Web Cast

Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2013 first-quarter results, as well as recent developments, at 12 noon ET (9 a.m. AZ time) today, May 3. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:55 p.m. (ET), Friday, May 10, 2013, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 412208.

General Information

Pinnacle West Capital, an energy holding company based in Phoenix, has consolidated assets of about $13.3 billion, more than 6,300 megawatts of generating capacity and about 6,600 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to more than 1.1 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes.  Earnings per share amounts are based on average diluted common shares outstanding.  For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

PINNACLE WEST CAPITAL CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS

(GAAP MEASURE) TO ON-GOING EARNINGS

(NON-GAAP FINANCIAL MEASURE)

	Three Months Ended March 31, 2013		Three Months Ended March 31, 2012
	Dollars in Millions	Diluted EPS	Dollars in Millions	Diluted EPS

Net Income (Loss) Attributable to Common Shareholders	$24.4	$0.22	$(8.3)	$(0.08)
Adjustments:
Loss from Discontinued Operations	—	—	0.8	0.01
On-going Earnings (Loss)	$24.4	$0.22	$(7.5)	$(0.07)

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements.  A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS.  These factors include, but are not limited to:

•                  our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•                  variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•                  power plant and transmission system performance and outages;

•                  volatile fuel and purchased power costs;

•                  fuel and water supply availability;

•                  our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•                  regulatory and judicial decisions, developments and proceedings;

•                  new legislation or regulation including those relating to environmental requirements and nuclear plant operations;

•                  our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•                  risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•                  competition in retail and wholesale power markets;

•                  the duration and severity of the economic decline in Arizona and current real estate market conditions;

•                  the cost of debt and equity capital and the ability to access capital markets when required;

•                  changes to our credit ratings;

•                  the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•                  the liquidity of wholesale power markets and the use of derivative contracts in our business;

•                  potential shortfalls in insurance coverage;

•                  new accounting requirements or new interpretations of existing requirements;

•                  generation, transmission and distribution facility and system conditions and operating costs;

•                  the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•                  the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•                  technological developments affecting the electric industry; and

•                  restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2013	2012

Operating Revenues	$686,652	$620,631

Operating Expenses
Fuel and purchased power	230,679	216,309
Operations and maintenance	223,250	210,663
Depreciation and amortization	103,730	100,109
Taxes other than income taxes	40,021	42,475
Other expenses	2,049	3,068
Total	599,729	572,624

Operating Income	86,923	48,007

Other Income (Deductions)
Allowance for equity funds used during construction	6,864	4,756
Other income	758	760
Other expense	(3,752)	(4,068)
Total	3,870	1,448

Interest Expense
Interest charges	49,478	56,967
Allowance for borrowed funds used during construction	(3,990)	(3,151)
Total	45,488	53,816

Income (Loss) From Continuing Operations Before Income Taxes	45,305	(4,361)

Income Taxes	12,469	(4,645)

Income From Continuing Operations	32,836	284

Loss From Discontinued Operations
Net of Income Taxes	—	(765)

Net Income (Loss)	32,836	(481)

Less: Net income attributable to noncontrolling interests	8,392	7,776

Net Income (Loss) Attributable To Common Shareholders	$24,444	$(8,257)

Weighted-Average Common Shares Outstanding - Basic	109,832	109,299

Weighted-Average Common Shares Outstanding - Diluted	110,835	109,299

Earnings Per Weighted-Average Common Share Outstanding
Income (loss) from continuing operations attributable to common shareholders - basic	$0.22	$(0.07)
Net income (loss) attributable to common shareholders - basic	$0.22	$(0.08)
Income (loss) from continuing operations attributable to common shareholders - diluted	$0.22	$(0.07)
Net income (loss) attributable to common shareholders - diluted	$0.22	$(0.08)

Amounts Attributable To Common Shareholders
Income (loss) from continuing operations, net of tax	$24,444	$(7,483)
Discontinued operations, net of tax	—	(774)
Net income (loss) attributable to common shareholders	$24,444	$(8,257)